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                                                                      Exhibit 6
                           Form of Joinder Agreement

[Anthony J. Caldarone]
[Apollo Homes Partners, L.P.]
[Address]

Attention:

Gentlemen:

                 In consideration of the acquisition by the undersigned of ______ shares of Common Stock, $.01 par value per share, [Describe any other security being transferred] of Calton, Inc., a New Jersey corporation (the "Company"), the undersigned [represents that it is a Permitted Transferee of [Insert name of transferor] and] agrees that, as of the date written below, [he] [she] [it] shall become a party to, and a [Caldarone Stockholder] [Apollo Stockholder] as defined in, that certain Stock Purchase Agreement dated as of November __, 1995, as such agreement may be or have been amended from time to time (the "Agreement"), between Anthony J. Caldarone and Apollo Homes Partners, L.P., a Delaware limited partnership, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a [Caldarone Stockholder] [Apollo Stockholder] for all purposes thereof.

                 Executed as of the       day of         ,      .


                          TRANSFEREE:________________________________

                          Address:   _______________________
                                     _______________________

                          ACKNOWLEDGED AND ACCEPTED:
                                        [ANTHONY J. CALDARONE]
                                        [APOLLO HOMES PARTNERS, L.P.]

                                        [By:_________________________]
                                        Name:
                                        Title: